Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
May 23, 2019		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2019 RESULTS

Minneapolis, MN, May 23, 2019 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 31, 2019. Highlights include:

•	Record sales of $556.3 million for the full year, an increase of 10% from fiscal 2018, with strong growth in all three operating segments.

•	Operating income for the full year of $36.8 million compared to an operating loss of $11.8 million in fiscal 2018, which included a $39.1 million goodwill impairment.

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Record net income of $24.4 million compared to a net loss of $9.2 million in fiscal 2018. Adjusted for the goodwill impairment in fiscal 2018 and the impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), adjusted net income was $16.0 million in fiscal 2018. Current year net income was 53% higher than the prior year adjusted net income.

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Diluted earnings per share (EPS) of $2.28 for the full year was $3.14 higher than EPS of ($0.86) in fiscal 2018 and $0.78 higher than adjusted EPS of $1.50 in fiscal 2018. Adjusted EPS excluded the goodwill impairment and the impact of the Tax Act. Current year EPS was 52% higher than prior year adjusted EPS.

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Record operating cash flow of $48.0 million was $20.6 million higher than a year ago, and allowed us to pay down $16.0 million of debt in fiscal 2019. Net debt was reduced to $75.8 million at the end of fiscal 2019, $20.2 million lower than a year ago.

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In the fourth quarter of fiscal 2019, we repurchased approximately 48,000 shares of our common stock to help offset the dilution from the Company’s equity award programs. Total shares purchased in fiscal 2019 were approximately 108,000 shares.

“We are pleased to report a strong fiscal 2019 with positive results in all of our segments for the year,” said Patrick H. Hawkins, Chief Executive Officer and President. “We recorded record sales for the year, growing 10% over the previous year, with growth in all three operating segments. This sales growth contributed to an 11% growth in gross profit. Selling, general and administrative expenses were managed closely, down slightly from last year, and 120 basis points lower as a percentage of sales. This all contributed to record operating cash flow of $48.0 million, $20.6 million higher than fiscal 2018, and allowed us to pay down $16.0 million in debt.”
Mr. Hawkins continued, “Operating income in our Industrial segment increased 44%, or $3.7 million, benefitting from stability in the commodity markets and increased sales of our specialty product lines. Water Treatment operating income was up 10%, or $1.6 million, on increased sales volumes across many product lines, including our specialty products. Health and Nutrition operating income nearly tripled, when excluding the impact of the goodwill impairment in the prior year.”
“As we look forward to fiscal 2020, we are focused on investments in the business to drive future growth. This includes investments in employees to retain and grow our strong team, and capital investments to add production capabilities, the addition of a new Water Treatment branch, and the purchase of our corporate headquarters. Due to these investments we are anticipating higher capital spending in fiscal 2020 as compared to fiscal 2019,” added Mr. Hawkins. “With China tariffs back in the news recently, I want to reiterate that we import only a limited number of products from China, so we expect the impact of these tariffs to be minimal.”

For the fourth quarter of fiscal 2019, the Company reported net income of $3.8 million, or $0.35 per diluted share, compared to a net loss for the fourth quarter of fiscal 2018 of $37.4 million, or $(3.50) per diluted share. Adjusted for the impact of the Tax Act and the goodwill impairment charge discussed above, adjusted net income for the fourth quarter of fiscal 2018 was $1.0 million, or $0.10 per diluted share.

For the full year, the Company reported net income of $24.4 million, or $2.28 per diluted share, compared to a net loss for fiscal 2018 of $9.2 million, or $(0.86) per diluted share. Adjusted for the impact of the Tax Act and the goodwill impairment charge discussed above, adjusted net income for fiscal 2018 was $16.0 million, or $1.50 per diluted share. Current year EPS was 52% higher than prior year adjusted EPS.

For the fourth quarter of fiscal 2019, Industrial segment sales were $69.4 million, an 8% increase from prior year sales of $64.3 million. Sales dollars increased compared to a year ago as a result of a favorable product mix shift to more sales of specialty products with higher per-unit selling prices, as well as increased selling prices on certain other products as a result of increased raw material costs. Sales in our Water Treatment segment were $33.2 million for the fourth quarter, up 6% from prior year sales of $31.2 million, due to increased volumes sold of certain specialty products that carry higher per-unit selling prices. Our Health and Nutrition segment sales were $30.5 million for the fourth quarter, down $1.0 million or 3% from prior year sales of $31.5 million due to lower sales of our specialty distributed products. We expect our Health and Nutrition segment will be faced with some headwinds in the first half of fiscal 2020 due to a temporary worldwide supply shortage of a significant product and the ramp-up of sales with new partners replacing previous product lines.

For fiscal 2019, Industrial segment sales were $281.9 million, an increase of 14% from fiscal 2018 sales of $247.4 million. Water Treatment segment sales were $149.5 million for the year, an increase of 8% over last year’s sales of $138.5 million. Sales for our Health and Nutrition segment were $125.0 million in fiscal 2019, an increase of 6% from fiscal 2018 sales of $118.3 million.

Company-wide gross profit for fiscal 2019 increased $9.1 million, or 11%, to $95.9 million, or 17% of sales, from $86.8 million, or 17% of sales, for the same period of the prior year. During fiscal 2019, the LIFO reserve decreased, and gross profits increased, by $0.5 million. Conversely, during fiscal 2018, the LIFO reserve increased, and gross profits decreased, by $4.1 million. In addition to this $4.6 million year-over-year positive impact, the increase in gross profit during fiscal 2019 was a result of increased sales across all three segments, somewhat offset by increased operating costs.

Gross profit for the Industrial segment increased $5.3 million, or 18%, to $34.9 million, or 12% of sales, for fiscal 2019, from $29.6 million, or 12% of sales, for fiscal 2018. During fiscal 2019, the LIFO reserve decreased, and gross profits increased, by $0.8 million during fiscal 2019. Conversely, during fiscal 2018, the LIFO reserve increased, and gross profits decreased, by $3.3 million. In addition to this $4.1 million positive year-over-year impact, the increase in gross profit dollars was due to a favorable product mix shift to more products with higher per-unit margins as well as improved pricing on certain products, offset somewhat by an increase in operational overhead costs driven largely by repair and maintenance costs, as well as increased transportation costs due to a tight carrier market and increased fuel costs.

Gross profit for the Water Treatment segment increased $1.7 million, or 5%, to $38.0 million, or 25% of sales, for fiscal 2019, from $36.3 million, or 26% of sales, for fiscal 2018. The increase in gross profit was largely a result of higher sales volumes compared to a year ago, offset in part by an increase in certain variable costs, including variable pay, as well as higher transportation costs, primarily due to rising fuel costs. During fiscal 2019, the LIFO reserve increased, and gross profits decreased, by $0.3 million. Conversely, during fiscal 2018, the LIFO reserve increased, and gross profits decreased, by $0.8 million.

Gross profit for our Health and Nutrition segment increased $2.2 million, or 10%, to $23.1 million, or 18% of sales, for fiscal 2019, from $20.9 million, or 18% of sales, for fiscal 2018. Gross profit increased as a result of the combined impact of higher sales and lower operating costs compared to the same period a year ago.

Company-wide selling, general and administrative ("SG&A") expenses were $59.1 million, or 11% of sales, for fiscal 2019 and $59.4 million, or 12% of sales, for fiscal 2018. The decrease in SG&A expenses resulted from actions taken by management in the prior year, offset somewhat by increased variable pay expense. SG&A expense as a percentage of sales was favorable year over year in all three reporting segments.

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended March 31, 2019 was $11.9 million, an increase of $3.0 million, or 33%, from adjusted EBITDA of $8.9 million for the same period in the prior year. Full-year adjusted EBITDA was $60.7 million, an increase of $9.5 million, or 19%, from adjusted EBITDA of $51.2 million for fiscal 2018. The increase was due to the combined impact of improved gross profit in all of our operating segments.

Our effective income tax rate was 27.1% for the twelve months ended March 31, 2019 compared to an effective income tax rate of 39.1% for the twelve months ended April 1, 2018. The effective tax rate for fiscal 2018 is not indicative of actual results due to the combined impacts of the net loss, the goodwill impairment, and the adjustments recorded in fiscal 2018 as a result of the Tax Act.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses each of these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, goodwill impairment, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended
	March 31, 2019		April 1, 2018
(In thousands, except share and per share data)	Net Income	Diluted earnings per share (1)	Net Loss	Diluted (loss) earnings per share (2)
As Reported (GAAP)	$3,771	$0.35	$(37,361)	$(3.50)
Revaluation of net deferred tax liabilities	—	—	(715)	(0.07)
Goodwill impairment	—	—	39,116	3.66
As Adjusted	$3,771	$0.35	$1,040	$0.10
(1) 10,678,785 shares used in calculating diluted earnings per share
(2) 10,675,815 shares used in calculating diluted earnings per share

	Fiscal Year Ended
	March 31, 2019		April 1, 2018
(In thousands, except share and per share data)	Net Income	Diluted earnings per share (3)	Net Loss	Diluted (loss) earnings per share (4)
As Reported (GAAP)	$24,433	$2.28	$(9,177)	$(0.86)
Revaluation of net deferred tax liabilities	—	—	(13,943)	(1.31)
Goodwill impairment	—	—	39,116	3.68
As Adjusted	$24,433	$2.28	$15,996	$1.50
(3) 10,726,176 shares used in calculating diluted earnings per share
(4) 10,643,719 shares used in calculating diluted earnings per share

Adjusted EBITDA	Three months ended		Fiscal Year Ended
(In thousands)	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
Net income (loss) (GAAP)	$3,771	$(37,361)	$24,433	$(9,177)
Interest expense	809	887	3,361	3,409
Income tax expense (benefit)	1,521	487	9,097	(5,899)
Amortization of intangibles	1,269	1,424	5,454	5,704
Depreciation expense	4,089	4,207	16,302	16,686
Goodwill impairment	—	39,116	—	39,116
Non-cash compensation expense	436	162	2,010	1,371
Non-recurring debt refinancing costs	—	—	92	—
Adjusted EBITDA	$11,895	$8,922	$60,749	$51,210

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
	(unaudited)
Sales	$133,051	$126,990	$556,326	$504,169
Cost of sales	(112,377)	(109,184)	(460,390)	(417,409)
Gross profit	20,674	17,806	95,936	86,760
Selling, general and administrative expenses	(14,886)	(14,670)	(59,118)	(59,403)
Goodwill impairment	—	(39,116)	—	(39,116)
Operating income (loss)	5,788	(35,980)	36,818	(11,759)
Interest expense, net	(809)	(887)	(3,361)	(3,408)
Other income	313	(7)	73	91
Income (loss) before income taxes	5,292	(36,874)	33,530	(15,076)
Income tax (expense) benefit	(1,521)	(487)	(9,097)	5,899
Net (loss) income	$3,771	$(37,361)	$24,433	$(9,177)

Weighted average number of shares outstanding-basic	10,623,240	10,631,992	10,654,887	10,607,422
Weighted average number of shares outstanding-diluted	10,678,785	10,675,815	10,726,176	10,643,719

Basic earnings (loss) per share	$0.35	$(3.51)	$2.29	$(0.87)
Diluted earnings (loss) per share	$0.35	$(3.50)	$2.28	$(0.86)

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to impact and duration of wage pressures, the levels of investment and the impact of investments on our business operations and financial condition, the timing of new Water Treatment branch investments, and the duration and impact of product shortages. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2018, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.